Exhibit 10.2

[POWERCERV LOGO]

                                                                                                               July 27, 2000

Mr. Michael Simmons
2849 Seabreeze Drive South
Gulfport, FL 33707

Dear Mike:

      Per our most recent discussions, this letter reflects the final agreement PowerCerv and you reached in connection with the separation of your employment from PowerCerv Technologies Corporation. For purposes of this letter (hereinafter, the “Letter Agreement”), the terms “you” or “your” collectively refers to yourself and your heirs, executors, guardians, administrators, successors, and assigns, and each of them, jointly and severally. Additionally, the term “PowerCerv” collectively refers to PowerCerv Technologies Corporation, its officers, directors, shareholders, employees, and agents (in their individual and representative capacities), and its parent, affiliated, predecessor, successor, subsidiary, and other related companies, and each of them, jointly and severally. Any references to “the parties” include you and PowerCerv. Also, any reference to your “Employment Agreement” refers to the Executive Employment Agreement by and between PowerCerv and you dated as of February 19, 1998 and the Amendment dated as of December 29, 1998.

      The terms and conditions of this Letter Agreement are as follows:

1.   Pursuant to recent discussions, on June 1, 2000, PowerCerv provided you notice of its termination of the Employment Agreement per section 9(a)(iii), thereof. You and PowerCerv agree that the “Termination Date”, as referenced in Section 10(a) of the Employment Agreement, shall be August 31, 2000. Notwithstanding the foregoing, and per our conversation, you are not to provide PowerCerv services as an employee or officer as set forth in the Employment Agreement following the close of business on August 31, 2000. You agree, however, over the next twelve (12) months, to provide reasonable phone consulting to PowerCerv, during normal business hours, relative to matters you worked on or had knowledge of during your time of employ.

2.   You will submit a letter of resignation to me on or about the date hereof. PowerCerv and you agree that your separation of employment with PowerCerv was effected per Section 9(a)(iii) of the Employment Agreement.

3.   You will further submit a letter of resignation from the Board of Directors of PowerCerv Corporation and any of its direct or indirect subsidiaries and any committees thereof, effective on a date determined by me. Further, your resignation letter shall confirm that there are no outstanding issues or comments against the company, and that your resignation is not due to any disagreement with any such entity relating to the operations, policies or procedures of PowerCerv Corporation or its direct or indirect subsidiaries.

Corporate Headquarters • 400 N. Ashley Drive • Suite 2700 • Tampa, Florida 33602
Phone: (813) 226-2600 • Telefax: (813) 222-0886 • http://www.powercerv.com

4.   PowerCerv will pay you the sum of $18,750.00 for twelve (12) months. The first payment will be made on September 15, 2000 and the last payment will be made on August 15, 2001. These payments will be made on the fifteenth of each month. PowerCerv shall continue to provide you with your existing health, welfare, life and disability insurance or benefits similar to those offered to other members of senior management of PowerCerv, until August 31, 2001 or until you obtain other employment providing comparable benefits, whichever occurs first.

5.   In the event of a change of control of PowerCerv during the period PowerCerv is obligated to pay the monthly cash payments as set forth in section 4 above, such remaining obligation shall become due and payable to you within 30 days from the closing of such change of control. A change of control shall mean a sale, merger, or acquisition of all or substantially all of the assets of PowerCerv to an unrelated third party.

6.   PowerCerv and you agree that as of August 31, 2000, your Stock Option Agreement dated as of February 19, 1998 (the “Option Agreement”) shall be vested in the amount of 750,000 shares at the option price contained therein with no further vesting occurring. Section 8 of the Option Agreement is hereby modified to reflect that PowerCerv and you agree that as of January 31, 2001, such Option Agreement issued to you by PowerCerv shall immediately be cancelled and terminated. Until such date, PowerCerv shall allow you to exercise the options under the Option Agreement on a “cashless transaction” basis in accordance with PowerCerv’s then applicable procedures and in accordance with the standard PowerCerv Stock Option ISO Agreement. All other stock options granted to you, whether ISO or Non-Statutory, other than the Option Agreement shall be terminated as of the date hereof.

7.   You agree that these monies and the Option Agreement (described in Paragraphs 4, 5 and 6 of this Letter Agreement), plus any funds you may have contributed to PowerCerv’s 401(k) Profit Sharing Plan including amounts paid by PowerCerv which have vested per the vesting schedule in the Plan, represent all monies to which you may now or may hereafter be entitled to under the Employment Agreement or otherwise from PowerCerv including but not limited to back-pay, severance pay, wages, commissions, bonuses, vacation pay, benefits, attorneys’ fees and damages of any nature whatsoever.

8.   Effective August 31, 2001, you will become eligible for standard COBRA benefits (in accordance with the applicable federal requirements and guidelines) at your own cost.

9.   As may be reasonably requested for a twelve (12) month period after the date of this Letter Agreement, you agree to complete the orderly transition of all of your accounts, prospective accounts and PowerCerv business matters to Marc Fratello or his designee, and agree to assist PowerCerv at no cost or fee in connection with any outstanding litigation to which you may be involved or have knowledge. Provided PowerCerv shall pay your reasonable pre-approved expenses associated with travel and lodging for such matters. You will also return to PowerCerv all PowerCerv property, including office equipment, supplies, customer and work files and related materials. Notwithstanding, PowerCerv shall provide you with use of your existing computer until August 31, 2000. Also, you will return all keys, cards and other similar type materials to PowerCerv. Additionally, you hereby agree to comply with the terms and conditions of Sections 12 and 13 of your Employment Agreement, which provisions are incorporated herein by this reference. Further, you acknowledge that PowerCerv has the right to continue to enforce Sections 12 and 13 of the Employment Agreement. Notwithstanding the foregoing, the parties hereby agree and acknowledge that the definition of a competing company in Section 13 (a)(III) is limited to those companies which are engaged in the development, sales or marketing of ERP software or CRM software.

10.   You agree not to file any charges, claims, suits, complaints, or grievances against PowerCerv with any federal, state, or local governmental agency, or in any court of law, with respect to any aspect of your employment by, or separation of employment from, PowerCerv, or wide respect to any other matter whatsoever, whether known or unknown to you at the time of execution of this Letter Agreement, with the exception of any claim that PowerCerv breached its commitments to you under Paragraphs 4, 5 and 6 of this Letter Agreement.

11.   You agree to release and forever discharge PowerCerv of and from all actions and causes of action, suits, debts, claims, and demands whatsoever, in law or in equity, which you ever had, or may now have, with respect to your employment by, or separation of employment from, PowerCerv, whether known or unknown as of the date of this Letter Agreement, with the exception that PowerCerv breached its commitments to you under Paragraphs 4, 5 and 6 of this Letter Agreement.

12.   PowerCerv agrees to release and forever discharge you of and from all actions and causes of action, suits, debts, claims, and demands whatsoever, in law or in equity, which PowerCerv ever had, or may now have, with respect to your employment with, or separation of employment with, PowerCerv, whether known or unknown as of the date of this Letter Agreement, with the exception that you breached your commitments to PowerCerv under this Letter Agreement. Notwithstanding the foregoing, the release and discharge set forth in this Paragraph 12 does not apply, and you hereby acknowledge that it does not apply, to any obligation, responsibility, covenant or the like you have as set forth in this Letter Agreement and your Employment Agreement.

13.   Each party’s covenants and releases, as set forth in this Letter Agreement, include a waiver of any and all rights or remedies which you ever had, or may now have, against PowerCerv under any present or future federal, state, or local statute or law, including, but not limited to, Florida’s Laws Against Discrimination, Title VII of the 1964 Civil Rights Act, 42 U.S.C. §2000e, et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq., as amended by the Older Worker Benefit Protection Act of 1990; the 1866 Civil Rights Act, 42 U.S.C. § 1981; the Civil Rights Act of 1991, PL. 102-166; Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. §201, et seq.; the Equal Pay Act, 29 U.S.C. §206(d); the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §553, et seq.; the Employee Retirement Income

Security Act of 1974, 29 U.S.C. §1001, et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §1161, et seq.; Florida’s Workers’ Compensation Law; and various state and local constitutional and statutory provisions and human rights laws as well as the laws of contract and tort.

14.   The parties agree that their covenants and promises made in this Letter Agreement are in consideration of the payment and other promises made hereunder by the other party.

15.   This Letter Agreement including all terms described herein shall remain confidential and, except as otherwise required by law or pursuant to discussions with attorneys or accountants, neither party has or shall disclose the terms of this Letter Agreement to any person or entity without the prior written consent of the other party.

16.   In the event that you, or any person, entity, or organization, breaches any of your promises made in this Letter Agreement, and PowerCerv defends or pursues any charge, suit, complaint, claim, or grievance as a result thereof, you shall be liable to PowerCerv for all damages, attorneys’ fees, expenses, and costs (including discovery costs) incurred by it in defending or pursuing the same.

17.   In the event that PowerCerv, or any person, entity, or organization, breaches any of its promises made in this Agreement, and you defend or pursue any charge, suit, complaint, claim, or grievance as a result thereof, PowerCerv shall be liable to you for all damages, attorneys’ fees, expenses, and costs (including discovery costs) incurred by you in defending or pursuing the same.

18.   You hereby acknowledge that you have been advised of your right to consult with legal counsel. You further acknowledge that you have entered into this Letter Agreement voluntarily and of your own free will.

19.   The validity of this Letter Agreement and the rights and obligations of the parties will be construed and determined in accordance with the laws of the State of Florida; provided, however, that if any provision of this Letter Agreement is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Letter Agreement shall otherwise remain in full force and effect. This Letter Agreement may only be modified or amended by a written document duly executed by both parties.

20.   This Letter Agreement, together with its attachments referenced herein, represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede any and all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and PowerCerv with respect thereto.

      I believe this document, containing sections 1 through 20 as set forth above, incorporates all of the terms and conditions discussed and agreed upon. If you have any questions, I recommend you speak with your own legal counsel. In order to proceed, and assuming your agreement with these terms and conditions, please execute below indicating your express written acceptance.

Very truly yours,

POWERCERV TECHNOLOGIES CORPORATION

/s/ Marc Fratello Marc Fratello Chairman of the Board

AGREED AND ACCEPTED:

/s/ Michael J. Simmons
Michael J. Simmons, in his individual capacity

Date: August 1, 2000